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                                                                      EXHIBIT 99


FOR IMMEDIATE RELEASE:

ASSISTED LIVING CONCEPTS ANNOUNCES RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS AND THE TERMINATION OF ITS MERGER AGREEMENT WITH AMERICAN RETIREMENT CORPORATION.


PORTLAND, OR -- FEBRUARY 1, 1999. Assisted Living Concepts, Inc. (AMEX: ALF) today announced that it will restate its financial statements for the year ended December 31, 1997 and subsequent quarterly periods. The restatement is expected to reduce reported net income by approximately $1.6 million or $0.12 per diluted share for the year ended December 31, 1997 and by approximately $3.4 million or $0.19 per diluted share for the nine months ended September 30, 1998.
This restatement will not change previously reported revenues or operating income for those periods.


Additionally, the company and American Retirement Corporation (NYSE: ACR) have mutually agreed to terminate their previously announced merger agreement. In conjunction with such termination, the company and American Retirement have entered into a termination and release agreement whereby they have released each other from any claims relating to the proposed merger. The company will record a one-time charge in the fourth quarter of 1998 of approximately $1.0 million to cover costs related to the proposed merger.


As a result of the restatement and the impact of the proposed merger and its subsequent termination, the company expects to report significantly lower earnings for the quarter and for the year ended December 31, 1998.


Commencing in 1997, the company entered into joint venture arrangements with respect to the operation of certain of its start-up residences. The company consolidates 100% of the revenues and expenses attributable to these residences with the revenues and expenses of the company. Since the second quarter of 1997, the company has been reimbursed by its joint venture partner for 90% of the start-up losses of the joint venture residences and in prior periods recognized such reimbursements as other income in its financial statements.


The restatement results primarily from a further review of whether the joint venture arrangements represent a sufficient transfer of the operating risks and rewards to the other party to the joint venture for the company to account for the reimbursed losses as other income. While the company believed the accounting treatment accorded to the joint venture arrangements was in conformity with generally accepted accounting principles at the time of the preparation of its financial statements, the company has determined to treat such loss reimbursements as loans. The company will also reflect amounts paid to repurchase joint venture residences in excess of reimbursed losses as interest expense. Accordingly, the consolidated financial statements for the quarters ended June 30, 1997 and September 30, 1997, for the year ended December 31, 1997 and for each of the first three quarters of 1998 will be restated to reflect this accounting
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treatment. The company will review opportunities to acquire the operations of joint venture residences and does not contemplate using such arrangements in the future. No assurances can be given that the company will be successful in acquiring any of such residences.


William McBride, the company's chairman and chief executive officer, stated, "We are obviously very disappointed with these events. With respect to the restatement, it is important to note that the company's revenue and operating income have included the operating results of the joint venture residences and are not impacted by the restatement."


Dr. Keren Brown Wilson, the company's president and chief operating officer, added, "These events do not reflect any change in the operating fundamentals of our business. We will continue to be committed to our model and to delivering quality care and services to our residents."


A conference call has been scheduled for 9:00 AM eastern standard time. The call in number is (888) 603-9753 with the password of "Assisted Living Concepts." The call will also be available on replay beginning at 11:00 AM eastern standard time. The call in number for the replay is (888) 568-0440 with the pass code of 2526233.


This press release and statements made by or on behalf of Assisted Living Concepts relating hereto may be deemed to constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be affected by risks and uncertainties, including those that may arise during the completion of the company's 1998 audit or the preparation of restated financial statements for each quarter commencing with the second quarter of 1997, the absence of any contractual right to purchase our joint venture partner's 90% interest in the operations of certain residences and other risks described in Assisted Living Concept's filings with the Securities and Exchange Commission. In light of such risks and uncertainties, Assisted Living Concept's actual results could differ materially from such forward-looking statements. Prior to the filing of periodic reports relating to the restatement, Assisted Living Concepts does not undertake any obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.


CONTACT INFORMATION:

William McBride
Chairman & Chief Executive Officer

Dr. Keren Brown Wilson
President & Chief Operating Officer

(503) 252-6233